Exhibit 23.6

  Statement Regarding Consent of Arthur Andersen and Arthur Andersen Sp. z.o.o.

         The financial statements of Virgin Mobile Telecoms Limited ("Virgin Mobile") for the fiscal year ended December 31, 2001, contained in our Annual Report on Form 20-F for the year ended December 31, 2003, as amended, are incorporated by reference in this prospectus and have been audited by Arthur Andersen as set forth in their report dated June 6, 2002.

         The financial statements of Polska Telefonia Cyfrowa Sp. z o.o. ("PTC") for the fiscal year ended December 31, 2001, contained in our Annual Report on Form 20-F for the year ended December 31, 2003, as amended, are incorporated by reference in this prospectus and have been audited by Arthur Andersen Sp. z o.o. as set forth in their report dated March 1, 2002.

         We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen or Arthur Andersen Sp. z o.o., as required by Section 7 of the Securities Act for incorporation by reference of their respective reports on the consolidated financial statements of Virgin Mobile and PTC for 2001. Rule 437a of the Securities Act permits us to include these reports on the financial statements incorporated by reference herein without the consent of Arthur Andersen and Arthur Andersen Sp. z o.o. Because Arthur Andersen and Arthur Andersen Sp. z o.o. have not consented to the incorporation by reference of their respective reports herein, your ability to recover for claims against Arthur Andersen and Arthur Andersen Sp. z o.o. may be limited. In particular, you will not be able to recover against Arthur Andersen or Arthur Andersen Sp. z o.o., under Section 11(a)(4) of the Securities Act for any untrue material fact contained in the financial statements audited by Arthur Andersen and Arthur Andersen Sp. z o.o., or any omission to state a material fact required to be stated therein.